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                                                                    EXHIBIT 3.05

                            CERTIFICATE OF RETIREMENT
                                       OF
       SERIES A, SERIES B, SERIES C, SERIES D AND SERIES E PREFERRED STOCK
                                       OF
                            BROADBASE SOFTWARE, INC.



     Broadbase Software, Inc., a Delaware corporation, hereby certifies:

     1. That at a duly noticed and held meeting, the Board of Directors of the corporation duly adopted a resolution that identified shares of capital stock of the corporation, which, to the extent hereinafter set forth, had the status of retired shares.

     2. The shares of capital stock of the corporation that are retired are identified as being Series A, Series B, Series C, Series D and Series E Preferred Stock, each share with a par value of $0.001 per share.

     3. That the Certificate of Incorporation of the corporation prohibits the reissuance of the shares of Series A, Series B, Series C, Series D and Series E Preferred Stock; and pursuant to the provisions of Section 243 of the Delaware General Corporation Law, upon the effective date of filing of this certificate, the Certificate of Incorporation of the Company shall be amended so as to effect a reduction in the authorized number of shares of the Company's capital stock to the extent of, respectively, 2,398,000 shares of Series A Preferred Stock, 2,000,000 shares of Series B Preferred Stock, 2,166,065 shares of Series C Preferred Stock, 1,400,000 shares of Series D Preferred Stock and 2,189,981 shares of Series E Preferred Stock, being the total number of shares retired with a par value of $0.001.

     IN WITNESS WHEREOF, said corporation has caused this Certificate of Retirement to be signed by its duly authorized officer this 3rd day of November 1999.


                                          BROADBASE SOFTWARE, INC



                                          By: /s/ Chuck Bay
                                             -----------------------------------
                                             Chuck Bay, Chief Financial Officer,
                                             General Counsel, Executive Vice
                                             President of Business Development
                                             and Corporate Secretary


     I declare under penalty of perjury under the laws of the State of California, the State of Delaware and the United States of America that the foregoing is true and correct and that this declaration was executed November 3rd, 1999 at Palo Alto, California.


                                          By: /s/ Chuck Bay
                                             -----------------------------------
                                             Chuck Bay